EXHIBIT 23.2

                 NOTICE REGARDING CONSENT OF ARTHUR ANDERSEN LLP

   Section 11(a) of the Securities Act of 1933, as amended (the "Securities Act"), provides that if part of a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proven that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement, or as having prepared or certified any report or valuation which is used in connection with the registration statement, with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

   The Annual Report on Form 10-K for the fiscal year ended December 31, 2003 (the "Form 10-K") to which this notice is filed as an exhibit is incorporated by reference into the following registration statements (collectively, the "Registration Statements") filed by EMCOR Group, Inc. with the Securities and Exchange Commission ("SEC"), and, for purposes of determining any liability under the Securities Act, is deemed to be a new registration statement for each Registration Statement into which it is incorporated by reference: Nos. 333-44369, 333-02819 and 333-75449.

   On May 15, 2002, EMCOR dismissed Arthur Andersen LLP ("Arthur Andersen") to serve as its independent auditors and engaged Ernst & Young LLP ("Ernst & Young") to serve as its independent auditors for the fiscal year ending December 31, 2002. The Arthur Andersen dismissal and the Ernst & Young engagement were recommended by EMCOR's Audit Committee and approved by EMCOR's Board of Directors and became effective immediately. For additional information, see EMCOR's Current Report of Form 8-K filed with the SEC on May 15, 2002. EMCOR's understanding is that the staff of the SEC has taken the position that it will not accept consents from Arthur Andersen if the engagement partner for EMCOR's audit is no longer with Arthur Andersen. The engagement partner for EMCOR's audit is no longer with Arthur Andersen. As a result, EMCOR has been unable to obtain Arthur Andersen's written consent to the incorporation by reference into the Registration Statements of Arthur Andersen's audit report with respect to EMCOR's consolidated financial statements as of December 31, 2001 and December 31, 2000 and for the fiscal years then ended. Under these circumstances, Rule 437a under the Securities Act permits EMCOR to file this Form 10-K without a written consent from Arthur Andersen. As a result, however, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act for any purchases of EMCOR's securities made on or after the date of this Form 10-K pursuant to the Registration Statements. To the extent provided in Section 11(b)(3)(C) of the Securities Act, however, other persons who are liable under Section 11(a) of the Securities Act, include EMCOR's officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert of the purposes of establishing a due diligence defense under Section 11(b) of the Securities Act.